SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 5, 2003

Date of Report (Date of earliest event reported)

Proxim Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30993 (Commission File Number)	52-2198231 (I.R.S. Employer Identification No.)

935 Stewart Drive
Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 731-2700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events.

     On May 5, 2003, Proxim Corporation (“Proxim” or the “Registrant”) announced that Frank Plastina has been appointed President and Chief Executive Officer and has joined Proxim’s Board of Directors. Jonathan Zakin, Proxim’s former Chairman and Chief Executive Officer, will remain Chairman of the Board of Directors and work with Mr. Plastina on strategic initiatives and investor relations. The full text of the press release is filed herewith as Exhibit 99.1.

     Until October 2002, Mr. Plastina served as an executive officer of Nortel Networks Corporation (“Nortel”), a competitor of Proxim. Most recently, Mr. Plastina served as President, Metro and Enterprise Networks, and prior to that position, President of Nortel’s Wireless and Core Networks. In connection with his departure from Nortel and as consideration for severance payments, Mr. Plastina remains subject to certain restrictions on the use of confidential or proprietary information obtained during his term of service to Nortel and has agreed, among other things, not to solicit employees of Nortel or solicit or establish a competitive relationship with a customer of Nortel until at least November 2003. These disclosure restrictions, non-solicitation arrangements and other limitations may impair Mr. Plastina’s ability to engage in certain activities and management decisions as President and Chief Executive Officer of Proxim. Nortel has the right, until November 2004, to seek repayment of severance payments made to Mr. Plastina and certain other forms of equitable relief in the event Mr. Plastina does not comply with the conditions under the severance arrangements with Nortel or in the event of certain changes in Proxim's competitive position or competitive business relationships that would be detrimental to Nortel.

Item 7.   Financial Statements and Exhibits.

           (c)  Exhibits

99.1	Press release, dated May 5, 2003, announcing the appointment of Frank Plastina as President and Chief Executive Officer of the Registrant.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM CORPORATION (Registrant)

Dated: May 13, 2003	By: /s/ Keith E. Glover Keith E. Glover Chief Financial Officer, Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit

Number

99.1	Press release, dated May 5, 2003, announcing the appointment of Frank Plastina as President and Chief Executive Officer of the Registrant.